                                                                 EXHIBIT 10.41

                   INFOSEEK CORPORATION ADVERTISING AGREEMENT

AGREEMENT made as of January 1, 1996 by and between MARGEOTES|FERTITTA + PARTNERS INC, (hereinafter called the "Agency") whose address is 411 LAFAYETTE STREET, NEW YORK, NY 10003 and Infoseek Corporation (hereinafter called "Infoseek") whose address is 2620 Augustine Drive, Suite 250, Santa Clara, CA 95054.

WITNESSETH:

In consideration of the mutual promises, covenants, and agreements contained, and other good and valuable considerations, receipt of which is hereby acknowledged by each party, the parties agree as follows:

1.       APPOINTMENT

         1.1 Agency Services. Infoseek hereby retains the Agency on a non-exclusive basis in the United States, and the Agency hereby agrees to serve Infoseek, in connection with the preparation of advertisements for such of Infoseek's products and services as it may from time to time designate and for placement in such advertising media as it may from time to time designate including newspapers, magazines, radio and television broadcasting, outdoor advertising, and other legitimate advertising media.

         1.2 Agency Status. Agency is hereby authorized to act in a legal capacity of agent for Infoseek in the procurement of tangible personal property on behalf of Infoseek from outside sources in furtherance of a program of advertising. Concerning such purposes, the price billed to Infoseek, exclusive of any agency compensation or prompt payment discount separately stated, shall be the same as the amount paid by Agency and shall be shown separately on an invoice or shall be separately invoiced. It is the intent of this paragraph to comply with the prerequisites for establishing Agency's "agent" status as set forth in Regulation 1540 of the Board of Equalization, Department of Business Taxes, State of California, if applicable. If and when any governmental agency at any time assesses any taxes whatsoever (whether during or after the term of this Agreement) regarding the sale or transfer of personal property by Agency to Infoseek (or any additional or substituted real or personal property tax) Infoseek agrees to pay such additional tax upon demand.


2.       DUTIES OF AGENCY

In execution of Infoseek's advertising the Agency shall perform the following duties and Infoseek will cooperate to its best ability:

         2.1 Study the products/services of Infoseek covered by this Agreement, the market for its products/services, and Infoseek's competition and formulate an advertising strategy for Infoseek.

         2.2 When requested by Infoseek, prepare preliminary plans for the proper advertising of the products/services which will be designed to make the best possible use of the appropriation deemed necessary or the appropriation made available by Infoseek.

         2.3 Prepare cost schedules for advertising expenditures and other related costs.

         2.4 Prepare layouts and, when requested, finished comprehensive layouts; and prepare all actual copy to be used in advertisements of all types.

         2.5 Exercise its best efforts to purchase at the most favorable rates artwork of the quality required by Infoseek, engravings, printed matter, and other collateral materials, from artists, designers, photographers, engravers, printers and others.

                                    1 of 9

         2.6 Contract on behalf of and as directed by Infoseek with advertising media and others for and in connection with the advertising of Infoseek and exercise its best effort to do so at the most advantageous rates obtainable.


         2.7 Check the insertion of advertisements in publications for appearance, date, positions, size, and mechanical reproduction.

         2.8 Check by the examination of affidavits furnished by stations the broadcast of radio and television advertising for time, accuracy, extent, and other related factors.

         2.9 Check the display of outdoor advertising for date of appearance, positions, site, workmanship, and mechanical reproduction.

         2.10 Retain custody of Infoseek's property and exercise its best efforts when deemed necessary by Infoseek or Agency to obtain its return from third parties.

         2.11    Undertake any other activities as may be mutually agreed upon.


3.       APPROVAL BEFORE COMMITMENTS BY AGENCY


         3.1 The Agency shall in no event place any advertisement of Infoseek in any advertising medium without first submitting the text and designs therefor to Infoseek and obtaining Infoseek's approval thereof. Such approval may be granted only by Infoseek's Director of Marketing or a designee specified in writing by the director and may be made in writing or orally.

         3.2 Before incurring liability for artwork, mechanical layouts, and/or printed matter, the Agency shall first secure approval of text and designs in accordance with Paragraph 3.1 above, which approval shall constitute approval for the Agency to purchase such artwork, mechanical layouts and/or printed matter necessary for the advertisement in which the approved text and designs are to be used.

         3.3 Agency will make all reasonable efforts to guard against any loss to Infoseek through failure of any supplier or agent to properly execute their commitments, but Agency shall not be held responsible for any such failures. Agency agrees that in purchasing materials of services for Infoseek's account, Agency shall exercise due care in selecting suppliers and make every effort to obtain the lowest price for the desired quality of materials or services. Wherever possible, Agency shall obtain competitive bids. In no event shall Agency purchase any materials or services from any supplier which is a subsidiary or affiliated company of Infoseek or which is known to Agency to be owned or controlled by any of the directors or officers of Agency without making full disclosure to Infoseek of any such relationship.


4. CHARGES TO INFOSEEK; SPACE AND TIME

         4.1     Where an agency commission of [                     ]* is
                 allowed by the medium, Infoseek agrees to pay the Agency at rates contracted with medium based on published rate cards, or as negotiated, whichever rate is more advantageous to
                 Infoseek, where less than [                     ]* commission
                 is allowed, Infoseek agrees to pay the Agency at contracted
                 rates plus an amount which will yield the Agency [          ]*
                 of its total charge to Infoseek, inclusive of commission, i.e.
                 [           ]* of the gross billing for medium.
__________________________________

     *Confidential Treatment Requested for Redacted Portion.

                                     2 of 9

                 Agency shall be paid for its commissions, overrides and fees as follows:


                          The first [                                       ]*
                          (to the extent Infoseek shall have received invoices
                          therefor on or before [              ]* will be paid
                          in stock, as defined below.

                          All subsequent payments will be made in cash, unless otherwise agreed to by Agency and Infoseek in writing in advance of the rendering of Agency's services.

                 All stock payments will be made in the same class and series of stock at the purchase price paid by NYNEX Information Technologies Company ("NYNEX") on March 29, 1996. Infoseek represents that the Agency will have identical rights on a per share basis as NYNEX-piggybacked and other rights, including, but not limited to, registration rights, liquidity, dividends, and anti-dilution protection. In this regard Agency will become a signatory to the following:

                     o Second Amended and Restated Co-Sale Agreement, as amended

                     o Second Amended and Restated Investor Rights Agreement, as amended

                     o   Infoseek Corporation Series E Stock Purchase Agreement.

                 All shares earned by Agency will be immediately vested and issued to Agency on or before the due date of invoices rendered to Infoseek by Agency.

                 Agency shall be free to sell, pledge, hypothecate or otherwise dispose of the stock pursuant to the aforementioned agreements.

         4.2 If, in an advertising medium having a schedule of graduated rates, less space or time than contracted for is used, Infoseek is to pay the Agency the difference, if any, between the amount due at the rate named in the contract between the Agency and the medium, and the amount due at the rate applicable to the quantity of space or time used in connection with Infoseek's advertising or a negotiated amount, whichever is more advantageous to Infoseek.

         4.3 If, in a medium having a schedule of graduated rates, more space and time than contracted for is used, the Agency shall refund to Infoseek any excess Infoseek may have paid the Agency over the amount due at the rate earned.

         4.4 The Agency shall refund or credit to Infoseek any other refunds or commission in excess of those stated in this Paragraph 4 received by the Agency in connection with advertising space, radio or television time, or materials for which Infoseek had paid the Agency.

___________________________________

      *Confidential Treatment Requested for Redacted Portion.

                                     3 of 9

5.       CHARGES TO INFOSEEK, OTHER THAN FOR SPACE AND TIME

         5.1 Outside Supplier Cost. For all services and materials listed below (other than for space, or radio and television time) purchased by the Agency upon the authorization of Infoseek, Infoseek shall pay to the Agency an amount equal to the charge
                 to the Agency before deduction of cash discount [           ]*
                 commission, no commission is to be paid on sales or use taxes. The following items are to be billed on this basis:

                 a. Illustration, design, artwork, comprehensive layouts, and mechanical.
                 b.       Engraving, typography, photography,
                          and other materials.
                 c.       Printed matter.
                 d.       Special writers.
                 e. Radio and television talent and programs or package shows, radio, television and other script or treatments, musical arrangements and program and commercial production.
                 f. Surveys contracted for with independent research organizations or individuals.

         5.2 Account Management Time. For the services and materials listed below, furnished by the Agency and which have been authorized by Infoseek (as distinguished from services and materials bought outside the rates in effect at the time the work is performed, including work performed prior to execution of this Agreement. Agency's hourly rates are published and current Agency rate card is considered apart of this Agreement by reference. Infoseek reserves the right to be informed of any change in rates whenever they occur, and prior to their effect on services rendered. Services included:

                 a. Finished artwork, comprehensive layouts, and mechanicals.

                 b.       Publicity and public relations work.

                 c.       Special research authorized by Infoseek.

                 d.       Sales and service materials.

                 e.       Preparation of cooperative advertising.

                 f.       Special sales promotion and merchandising work.

                 g. Other services as may be approved by Infoseek in writing in advance.

                 h. Supervisory and administrative services rendered by the Agency in connection with advertising, printed matter, counter displays, collateral materials, and the like, and for services rendered by the Agency in the preparation of copy and layout for such items Infoseek shall pay to the Agency such amount as is agreed upon by the Agency and Infoseek.

         5.3 Reimbursed Expenditures. Upon the Agency performing the services listed below, Infoseek agrees to reimburse the Agency for such cash disbursements as the Agency may make in connection with them and such additional expenditures as may be approved by Infoseek in advance in writing:

___________________________________

      *Confidential Treatment Requested for Redacted Portion.

                                     4 of 9

                 a. Forwarding and mailing to persons other than Infoseek (including packing, postage, express, taxes, import duties).
                 b. Long distance telephone and facsimile expenses on Infoseek's behalf beyond normal Agency-Infoseek communications.
                 c.       Taxes incurred on Infoseek's behalf.
                 d. Upon prior approval from Infoseek, traveling expenses incurred on Infoseek's behalf beyond normal Agency-Infoseek requirements.
                 e. Other services as may be approved by Infoseek from time to time in writing in advance.


6.       BILLINGS TO INFOSEEK

         6.1 Infoseek agrees to pay the Agency's invoices on or before payment dates stated thereon. The Agency agrees that such payment dates will not precede, by more than Five (5) days, the date on which the Agency must pay media. The Agency will mail invoices at least Forty-five (45) days before payment date.

         6.2     Invoices submitted by the Agency to Infoseek covering
                 expenditures or   commitments made by the Agency on Infoseek's
                 behalf shall be accompanied by tear sheets (if such expenditures or commitments are for printed advertisements) or by affidavits of performance (if such expenditures or commitments are for broadcast advertisements) or by copies of subcontractors' invoices (if such expenditures are for production services). If tear sheets or affidavits are not available when the invoices are submitted, the Agency shall forward the tear sheet as soon thereafter as possible with reference to the invoice numbers to which they relate. Such delay in the submission of tear sheets or affidavits shall not constitute cause for delay of payment. Invoices for expenses incurred under Paragraphs 5.2 and 5.3 hereof shall itemize such expenses.

         6.3 Invoices submitted by the Agency to Infoseek covering services rendered by the Agency on a time basis will represent the precise amount of time spent by the Agency on each job. All time charges shall be supported by accurate time records maintained by the Agency on a per job basis and shall be available for inspection by Infoseek under Paragraph 12 hereof.


7.       CASH DISCOUNTS

         The exact amount of any cash discount allowed to the Agency by media for early payment will be allowed to Infoseek provided that payment is made to the Agency in accordance with the cash discount terms stated on the Agency's invoices. No other cash discounts shall be allowed to Infoseek, unless otherwise agreed upon writing.


8.       PROOF OF PAYMENT



                                     5 of 9

         The Agency shall have available proof of payment to media and other third parties in respect to all work and/or services rendered for or on behalf of Infoseek. Such proof shall be made available to Infoseek upon request at the Agency's place of business at any reasonable time.


9.       RIGHTS RESERVED TO INFOSEEK

         Infoseek expressly reserves the right, at its own discretion, and for any reason deemed by it to be sufficient, to modify or reject any schedules and plans submitted by the Agency, and to direct the Agency to cease work in connection therewith; and in such case, the Agency shall immediately notify all publishers, printers, engravers, artists, designers, or other third parties engaged in carrying out such schedules or plans to cease work theron. It is expressly agreed that Infoseek shall reimburse the Agency for all costs and expenses incurred by the Agency if incurred according to the terms of this Agreement up to the time of receipt of notice of cancellation and for all charges and liabilities incurred by the Agency in carrying out such cancellation pursuant to Infoseek's instructions.


10.      PROPERTY OF INFOSEEK

         Ideas, plans, musical themes, slogans and any other creative products that have been adopted or paid for by Infoseek in campaigns conducted by or for Infoseek are to be considered the sole property of Infoseek, the unrestricted use of which Infoseek shall be solely entitled. Infoseek shall own all right, title and interest, (including copyright) in and to such items provided, however that for such items and other creative products which are not created by Agency, Infoseek shall have all rights thereto as may be granted by supplier. Agency shall endeavor to get ownership in such items and creative products and shall clearly indicate on all quotations to Infoseek the applicable rights granted to Infoseek in connection therein.


11.      INDEMNIFICATION BY AGENCY

         11.1 Agency will indemnify, hold harmless and at Infoseek's request, defend Infoseek and its directors, officers, employees, contractors and agents from and against any claims, liability, damage, cost and expense (including reasonable attorney's fees and costs of suit) to the extent they arise out of (i) a breach of any of the covenants or warranties made by Agency in this Agreement; (ii) any negligent act or willful misconduct of Agency (iii) any violation of any status, ordinance or governmental regulation by Agency, or
                 (iv) any violation of the copyright, trademark or other proprietary right of a third party, or the defamation, libel, disparagement, injury to commercial reputation, invasion of privacy of a third party arising out of Infoseek's or Agency's use in accordance with this Agreement of materials created by or for Agency.

         11.2 It will be Infoseek's responsibility to: (1) provide information and/or data relevant to claims or representations made with respect to Infoseek's products or service and (2) review all advertising or other materials prepared under this Agreement in order to confirm that such claims or representation, whether direct or implied, are true, accurate and supportable by objective and reliable data in Infoseek's possession, and are not deceptive or misleading, and to confirm the accuracy of the description and depictions of Infoseek's products and services.

         11.3 In the absence of Agency intentional misconduct or negligence, Infoseek will hold Agency free of liability and expense occasioned by any claim, suit or proceeding instituted by a third party to the extent arising from (i) the use by Agency of material, information or data furnished by Infoseek for the use in advertising by Infoseek or (ii) product liability, safety or performance of Infoseek's products. In the event of any proceeding by a regulatory agency or any court action challenging any published advertisement prepared by Agency pursuant to this Agreement and approved by Infoseek, Agency will assist in the preparation of the defense of such action or



                                     6 of 9
                 proceeding in cooperation with Infoseek and Infoseek's attorneys. Provided that the subject of such proceeding is not as result of Agency's negligence, intentional misconduct or a violation of this Agreement, then any out-of-pocket costs Agency may incur shall be reimbursed by Infoseek, provided such costs have been authorized in advance in writing by Infoseek's authorized representative.

         11.4 It is understood that Agency reserves the right to refuse to undertake any campaign, or prepare or cause publication of any advertising publicity or other material which, in Agency's judgment, would be misleading, indecent, libelous, unlawful, or otherwise prejudicial to Infoseek's or Agency's interest.

         11.5 Agency agrees to obtain and maintain in force, at Agency's sole expense, an Advertising Agency Liability Policy with the Agency as the insured and Infoseek as an additional insured, at Agency's sole expense, having a minimum limit of liability of One MIllion Dollars ($1,000,000), with a Ten Thousand Dollar ($10,000) maximum deductible.


12.      EXAMINATION OF AGENCY RECORDS

         All contracts, paper, correspondence, copy, books, accounts, and other information relating to Clients business of Infoseek or the expenses incurred on its behalf shall open to inspection and examination by an authorized representative of Infoseek at all reasonable times.


13.      EXCLUSIVE ARRANGEMENT

         Agency for Infoseek's Competitors. For the duration of this Agreement the Agency shall not act as an advertising agency for a supplier of products which directly compete or a provider of services which directly compete with those of Infoseek without first having procured the written consent of Infoseek.


14.      TERM OF AGREEMENT

         14.1 This Agreement shall become effective on the date of execution and shall continue in force and effect until terminated upon sixty (60) days notice in writing given by either party to the other and sent by certified or registered mail return receipt requested to the principal place of business of the party to whom such notice is addressed.

         14.2 The rights, duties, and responsibilities of the Agency and Infoseek shall continue in full force and effect during the period of notice, including the carrying to completion of plans for and the placing of any advertisement which Infoseek has authorized the Agency to place in named media whose closing dates fall within the notice period.

         14.3 After the expiration of the notice period, no rights or liabilities shall arise out of this relationship.

         14.4 Upon termination of this contract, the Agency shall transfer and make available to Infoseek or its representative all property and materials in the Agency's possession belong to Infoseek, all information regarding Infoseek's advertising, and if approved by third parties in interest, shall assign all reservations, contracts, and arrangements with advertising media or others for advertising space, time, materials, or services yet to be used, and all rights and claims thereto and therein, and no extra compensation shall be paid to the Agency for its services in connection with this transfer.
                 Upon such transfer, Infoseek shall assume all the obligations of the Agency which Infoseek authorized it to incur to third parties and shall release the Agency therefrom. If any third party in interest fails to approve the transfer to Infoseek by the Agency of any reservations,



                                     7 of 9
                 contract, or arrangement with said third party, then the Agency shall fulfill its obligation under such reservation, contract, or arrangement and Infoseek shall fulfill its obligations to the Agency pertaining to such reservation, contract, or arrangement, as if this Agreement had not been canceled.

         14.5 Upon termination of this contract, any uncompleted work previously authorized by Infoseek, either specifically or as part of a plan, will be paid for to the extent completed, by Infoseek in accordance with the provision of this Agreement.

         14.6 Upon termination of this contract, advertising plans and ideas prepared by the Agency, unless paid for by Infoseek in accordance with the provisions hereof, shall remain the Agency's property regardless of whether or not the physical embodiment of the creative work is in the possession of Infoseek in the form of copy, artwork, prints, or whatever.

         14.7 Paragraphs 4 through 12, 14 through 21, and all other provisions of this Agreement which may be reasonably interpreted or construed as surviving the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.


15.      BILLING UPON TERMINATION

         Upon termination of this of this contract, the Agency shall bill Infoseek for, and Infoseek shall then pay, all amounts not previously billed or paid and for which the Agency is entitled to claim reimbursement for Infoseek under the terms of this Agreement. The Agency is to receive no compensation or commissions with space, time, materials, or services the payment for which shall become due to an advertising medium or others after the termination of this contract except to the extent that Infoseek shall have approved material prepared by the Agency and shall have authorized the Agency to place the same in named media for specific dates.

16.      LIQUIDATED DAMAGES

         Cancellation Prior to Execution of Duties. In the event that Infoseek cancels this Agreement before the Agency receives compensation or commission in connection with advertising space or time, but after the Agency has begun to execute the duties outline in Paragraph 2 hereof. Infoseek agrees to pay the Agency for services performed according to Agency's published rate structure in effect at the time work is performed.


17.      LIMITATION OF LIABILITY

         IN NO EVENT SHALL INFOSEEK BE LIABLE TO AGENCY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF INFOSEEK SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


18.      CONFIDENTIAL INFORMATION

         Agency is under a duty not to disseminate or use for its own purposes, both during and after the termination of this Agreement, any "Confidential Information" imparted to Agency by Infoseek. Agency shall restrict the dissemination of such information to employees on a "need-to-know basis," unless otherwise agree to by Infoseek. "Confidential Information" in regard to these contractual obligations shall mean any information imparted to Agency by Infoseek in writing and designated therein as "Confidential Information," or orally.




                                     8 of 9

19.      WAIVER

         Waiver by the Agency or Infoseek of any right in any instance is not a waiver of, and is without prejudice to, its rights as to any other instance.

20.      NOTICE

         Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, will reference this Agreement, and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid, whether or not actually received; or (c) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses first set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Paragraph 20.



21.      GOVERNING LAW AND JURISDICTION

         This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California. Each party irrevocably consents to the exclusive jurisdiction of any state or federal court for or within Santa Clara County, California over any action or proceeding arising out of or related to this Agreement, and waives any objection to venue or inconvenience of the forum in any such court.

22.      ENTIRE AGREEMENT

         This Agreement supersedes any other agreements, either oral or in writing, between the parties hereto and contains all the covenants and agreements between he parties hereto. Any modification of this Agreement will be effective only if it is in writing, signed by the party or parties to be charged.

ACCEPTED AND AGREED

MARGEOTES|FERTITTA + PARTNERS                       INFOSEEK CORPORATION
        ("Agency")                                       ("Company")


By:_________________________________    By:__________________________________
          Authorized Signature                      Authorized Signature


Print Name:__________________________   Print Name:__________________________


Title:_______________________________   Title:_______________________________


Date:________________________________   Date:_________________________________


                                     9 of 9